UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2022
TRICIDA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-38558	46-3372526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
7000 Shoreline Court
Suite 201
South San Francisco, CA 94080
(Address of principal executive offices) (Zip Code)
(415) 429-7800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.001 per share	TCDA	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.		☐

Item 1.01	Entry into a Material Definitive Agreement.
On October 19, 2022, Tricida, Inc. (the “Company”), as borrower, Hercules Capital, Inc., as administrative agent (in such capacity, the “Agent”), and each of the financial institutions party thereto as lenders, entered into a Loan and Security Agreement (the “Loan Agreement”), by and among the Company, the lenders party thereto and the Agent. Under the Loan Agreement, the Lenders will make available to the Company an aggregate amount up to $125.0 million, to be funded in tranches, subject to certain performance-based milestones. Under the terms of the Loan Agreement, subject to the Company achieving the VALOR-CKD Milestone (as defined in the Loan Agreement), the first tranche in an aggregate principal amount of $25.0 million will be available for drawdown until December 31, 2022. Subject to the Company achieving the NDA Milestone (as defined in the Loan Agreement), a second tranche in the amount of $25.0 million will be available for drawdown until the earlier of (x) ten business days following the Company’s achievement of the NDA Milestone (as defined in the Loan Agreement) and (y) September 15, 2023. Subject to the Company achieving the Approval Milestone (as defined in the Loan Agreement), a third tranche in the amount of $50.0 million will be available for drawdown until the earlier of (x) ten business days following the Company’s achievement of the Approval Milestone (as defined in the Loan Agreement) and (y) February 15, 2024. A fourth tranche in the amount of $25.0 million may be available for drawdown through December 15, 2024, subject to the approval of Agent’s investment committee. The Company has not drawn any amounts under the Loan Agreement and is not obligated to draw any amounts in the future.
Under the Loan Agreement, the loans bear interest at a floating per annum interest rate equal to the greater of either (i) 8.75% or (ii) the lesser of (x) 8.75% plus the prime rate as reported in The Wall Street Journal minus 6.25% and (y) 10.25%.
The loan repayment schedule provides for interest only payments until August 1, 2024 (the “Amortization Date”). The Amortization Date may be deferred to November 1, 2026 if the Company achieves the Approval Milestone (as defined in the Loan Agreement) on or prior to such date. Following the Amortization Date, the Company shall make consecutive equal monthly amortization payments of principal and interest through the maturity date. The Loan Agreement also provides for a payment of an additional amount equal to the product of 7.50% and the aggregate loans funded under the Loan Agreement, due at maturity or on any earlier date on which the loans become due. At the Company’s option, the Company may elect to prepay all or a portion of the outstanding loans by paying the entire principal balance (or such portion thereof) and all accrued and unpaid interest thereon plus a prepayment charge equal to the following percentage of the principal amount being prepaid: (i) 2.0% if prepaid during the first 12 months following the effective date of the Loan Agreement, (ii) 1.5% if prepaid after 12 months but prior to 24 months following the effective date of the Loan Agreement, (iii) 1.0% if prepaid after 24 months but prior to 36 months following the effective date of the Loan Agreement and (iv) zero if prepaid any time after 36 months following the effective date of the Loan Agreement but prior to the maturity date. Proceeds from the loans are to be used for general corporate purposes. The maturity date under the Loan Agreement is November 1, 2025; provided that if Borrower satisfies certain conditions, the maturity date may be extended up to an additional two years.
The Loan Agreement contains certain financial covenants. The Loan Agreement also provides for certain terms and conditions by which the Company is bound, including without limitation, restrictions on liens and indebtedness, payment of cash dividends, asset dispositions, guaranties and mergers. Pursuant to the Loan Agreement, the Company grants a security interest in favor of the Agent in substantially all of the Company’s assets, except for the Company’s intellectual property, as collateral securing the Company’s obligations under the Loan Agreement. The Company’s intellectual property is subject to a negative pledge.
The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, including exhibits attached thereto, copy of which is attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Loan Agreement is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1
Loan and Security Agreement, dated as of October 19, 2022 among Tricida, Inc., Hercules Capital, Inc. and the several banks and other financial institutions or entities from time to time parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2022	TRICIDA, INC.

	By:	/s/ Geoffrey M. Parker
	Name:	Geoffrey M. Parker
	Title:	Chief Operating Officer, Chief Financial Officer and Executive Vice President